Exhibit 99.1

Press Release

April 21, 2006

SOURCE: MidCarolina Financial Corporation

Contacts:	Randolph J. Cary, Jr.
President and CEO
Phone Number: 336-538-1600
Chris Redcay
Sr. Vice President and CFO
Phone Number: 336-538-1600

Source:	MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces 42% Increase in 1st Quarter Net Income Available to Common Shareholders

BURLINGTON, N.C., /PRNewswire-FirstCall/ — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI - News) today reported operating results for the first quarter ended March 31, 2006. MidCarolina reported net income available to common shareholders of $710,000 for the quarter ended March 31, 2006, an increase of 42% when compared to the $500,000 reported for the first quarter of 2005. Diluted earnings per common share increased to $0.21 for first quarter 2006, compared to $0.15 in 2005.

MidCarolina reported total assets of $398.1 million at March 31, 2006, an increase of $91.5 million, or 30%, when compared to the $306.6 million reported at March 31, 2005. Total loans, net of mortgage loans held-for-sale, were $301.8 million at March 31, 2006, an increase of $67.4 million, or 29%, from levels at March 31, 2005. Deposit totals at the end of the quarter were $324.3 million, an increase of $76.3 million, or 31%, when compared to 2005 quarter-end balances.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “The Board of Directors and management are very pleased to report record operating results for the first quarter of 2006. We are very proud of the growth MidCarolina achieved in our existing markets of Alamance and Guilford counties. Our client base continues to expand as commercial and retail businesses choose MidCarolina as their financial partner.”

MidCarolina Bank provides a complete line of banking services to individuals and businesses through its five full-service banking offices and two limited-service offices located in the cities of Burlington, Graham and Greensboro, North Carolina. MidCarolina Bank, a wholly owned subsidiary of MidCarolina Financial Corporation, also provides the Bank’s markets with personalized full brokerage services for stocks, bonds, mutual funds and an array of insurance products.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. For further information and other factors which could affect the accuracy of forward-looking statements, please see MidCarolina’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or MidCarolina’s website

(www.midcarolinabank.com). Readers are cautioned not to place undue reliance on theses forward-looking statements, which reflect management’s judgments only as of the date hereof. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended March 31,		% Change
	2006 (Unaudited)	2005 (Unaudited)
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$6,098	$3,835	59.0%
Interest expense	2,957	1,504	96.6%
Net interest income	3,141	2,331	34.8%
Provision for loan losses	232	271	-14.4%
Net interest income after provision for loan losses	2,909	2,060	41.2%
Noninterest income	494	789	-37.4%
Noninterest expense	2,135	2,091	2.1%
Income before income tax expense	1,268	758	67.3%
Provision for income taxes	454	258	76.0%

Net income	814	500	62.8%
Dividends on preferred stock	(104)	—	—

Net income available to common shareholders	$710	$500	42.0%

PER SHARE DATA
Earnings per share, basic	$0.23	$0.16	43.8%
Earnings per share, diluted	0.21	0.15	40.0%

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	0.87%	0.68%
Return on average common equity	15.24%	11.96%
Net yield on earning assets (taxable equivalent)	3.52%	3.40%
Average equity to average assets	6.28%	5.70%
Allowance for loan losses as a percentage of total loans, end of period	1.44%	1.34%
Non-performing assets to total assets, end of period	1.02%	0.69%
Ratio of net charge-offs to average loans outstanding	0.00%	0.00%

	As of March 31,		% Change
	2006 (Unaudited)	2005 (Unaudited)
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$301,775	$234,380	28.8%
Allowance for loan losses	4,328	3,134	38.1%
Loans, net of allowance for loan losses	297,447	231,246	28.6%
Securities, available for sale	60,536	40,090	51.0%
Securities, held to maturity	250	250	0.0%
Total Assets	398,111	306,584	29.9%

Deposits:
Noninterest-bearing deposits	33,437	29,699	12.6%
Interest-bearing demand and savings	73,700	60,106	22.6%
CD’s and other time deposits	217,173	158,250	37.2%
Total Deposits	324,310	248,055	30.7%
Borrowed Funds	39,000	31,500	23.8%
Trust Preferred Securities	8,764	8,764	0.0%
Total interest-bearing liabilities	662,947	248,110	167.2%
Shareholders’ Equity	23,719	16,637	42.6%